Exhibit 10.9

EXECUTION COPY

SATTE FACILITY LEASE AGREEMENT

This Satte Facility Lease Agreement (this “Agreement”) is entered into on March 29, 2018 between Toppan Printing Co., Ltd., a company organized under the laws of Japan (“Landlord”), and VTS-TOUCHSENSOR CO., LTD. (formerly known as Toppan Touch Panel Products Co., Ltd.), a company organized under the laws of Japan (“Tenant”). This Agreement is effective from March 26, 2018 (the “Effective Date”). Each of Landlord and Tenant is referred to as a “Party.”

RECITALS

A.            Landlord, which owns 35% of Tenant’s outstanding capital, and VIA Optronics GmbH, a company organized under the laws of Germany (“VIA”), which owns 65% of Tenant’s outstanding capital, are party to a Framework Agreement dated November 30, 2017 (the “Framework Agreement”), pursuant to which Landlord has agreed to lease to Tenant the Leased Premises.

B.            Landlord and Tenant enter into this Agreement to implement the lease of the Premises to Tenant in accordance with the Framework Agreement.

The Parties hereby agree as follows:

ARTICLE I
DEFINITIONS

Section 1.1           The terms set forth below have the meanings specified or referred to below.

Affiliate: Of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” of a Person (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of at least 50% of the outstanding voting securities of the Person.

Business Day: Any day except Saturday, Sunday or any other day on which commercial banks located in Tokyo, Japan or Frankfurt, Germany are authorized or required by Law to be closed for business.

Common Areas: All areas and facilities located outside of the Premises and within the exterior boundary line of the Facility that are provided and designated by the Landlord from time to time for the general non-exclusive use of Landlord, Tenant, and other occupants of the Facility, and their respective employees, suppliers, shippers, customers, contractors, and invitees, including, without limitation, parking areas, loading and unloading areas, trash areas, lighting facilities, fences and gates, roadways, sidewalks, walkways, parkways, driveways, and landscaped areas.

Facility:  The Premises and the Common Areas, together with all other existing and future buildings and improvements erected on the land located at 4237-1 Soushinden, Satte-shi, Saitama, 340-0013, Japan.

Governmental Authority: Any national, prefectural, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.

Law: Any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority.

Permitted Use: Offices for management, operational, and administrative functions and manufacturing facility for manufacturing copper PET film used in touch panel sensors and related products.

Person: An individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity.

Premises: The space for the use of Tenant (1,676 square meters) at Landlord’s facility located at 4237-1 Soushinden, Satte-shi, Saitama, 340-0013, Japan described in Schedule 1.

Representative: With respect to any Person, any and all directors, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.

Rules and Regulations: The rules and regulations that apply to the Premises and Common Areas established by Landlord from time to time.

Term: As defined in Section 7.1.

ARTICLE II
LEASE OF PREMISES

Section 2.1           Lease of Premises. Subject to the terms and conditions of this Agreement, Landlord hereby leases to Tenant, and Tenant hereby leases from Landlord, the Premises during the Term.

Section 2.2           Acceptance of Premises. Tenant hereby acknowledges that: (a) Tenant has had the opportunity to inspect the Premises; (b) the Premises are acceptable for Tenant’s intended Permitted Use as of the date of such inspection.  The Landlord hereby acknowledges that, the Rent under Section 4.2 is based on the condition that the Premises are fit for such Permitted Use, and if the Premises become unfit for such Permitted Use due to the reason not attributable to the Tenant, the Landlord and the Tenant shall negotiate in good faith and revise  the Rent reflecting the above accordingly; and neither Landlord nor any of Landlord’s Representatives has made any oral or written representations or warranties with respect to the Premises other than as set forth in this Agreement. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, TENANT ACCEPTS THE PREMISES IN THEIR “AS-IS” CONDITION.

Section 2.3           Common Areas. Landlord hereby grants to Tenant, for the benefit of Tenant and its employees, suppliers, shippers, customers, contractors, and invitees, during the Term, the nonexclusive right to use the Common Areas as they exist from time to time, subject to any rights, powers, and privileges reserved by Landlord under the terms hereof or under the terms of any Rules and Regulations governing the use of the Common Areas. Under no circumstances will the right granted herein be deemed to include the temporary or permanent right to store any property in the Common Areas. Landlord may, from time to time: (a) establish, modify, amend, and enforce the Rules and Regulations regarding the Common Areas; (b) make changes to the Common Areas, including, without limitation, changes in the location, size, shape, and number of driveways, entrances, ingress, egress, direction of traffic, parking spaces, parking areas, loading and unloading areas, landscaped areas, and walkways; (c) close temporarily any of the Common Areas for maintenance purposes so long as reasonable access to the Premises remains available; (d) add additional buildings and improvements to the Common Areas; and (e) do and perform such other acts and make such other changes in, to, or with respect to the Common Areas as Landlord may, in the exercise of sound business judgment, deem to be appropriate. All parking areas, driveways, entrances and exits thereto, stairways, lobbies, and all other Common Areas will be at all times subject to the exclusive control and management of Landlord.

ARTICLE III
USE OF THE PREMISES

Section 3.1           Permitted Use.  Tenant shall use the Premises only for the Permitted Use and shall not use the Premises for any other purposes. Tenant shall not use the Facility or permit the Premises to be used in violation of any Law or in a manner that annoys or interferes with the rights of other occupants of the Facility.

Section 3.2           Uses Prohibited. Tenant shall not do or permit anything to be done in or about the Premises nor bring or keep anything in or on the Premises that is not within the Permitted Use or that will in any way increase the existing rate on or affect any insurance upon the Facility or cause a cancellation of any insurance policy covering the Facility or any part thereof or any of its contents.

Section 3.3           No Assignment or Subleasing. Tenant shall not sell, assign, encumber, pledge, or otherwise transfer all or any part of the Premises, sublet all or any party of the Premises, or permit the Premises to be occupied by anyone other than Tenant.

Section 3.4           Permits and Documents.

(a)           Tenant, in a timely manner, shall obtain and maintain in full force and effect all permits, licenses, and approvals, and shall make and file all notifications and registrations, that Tenant is required to hold or to make by applicable Laws. Tenant shall at all times comply with the terms and conditions of any such permits, license, approvals, notifications, and registrations.

(b)           Landlord represents and warrants that it has all permits, licenses, and approvals that it is required to hold to lease the Premises to Tenant throughout the Term of this Agreement.

Section 3.5           Landlord’s Access. Landlord or its Representatives may enter the Premises at all reasonable times to inspect the Premises or for any other purpose Landlord deems necessary. Landlord shall give Tenant reasonable advance notice of such entry, except in the case of an emergency. Landlord will at all times have and retain a key with which to unlock all of the standard entrances and exit doors in, upon, and about the Premises, and Landlord may use any and all means that Landlord may deem proper to open such doors in an emergency, in order to obtain entry to the Premises without liability to Tenant, except for any failure to exercise due care for Tenant’s property.  In this Section 3.5, the term of “emergency” shall mean an imminent physical risk or damage to the Premises or the properties/personnel located in the Premises is occurring or reasonably foreseeable.

Section 3.6           Indemnification.

(a)           Tenant shall indemnify, defend, save, and keep Landlord, and Landlord’s Representatives and successors, and assigns, harmless from and against any and all liabilities, obligations, charges, losses, damages, penalties, claims, actions, and expenses, including without limitation, engineers’ and professional fees, imposed on, incurred by, or asserted against Landlord, in each case, as the result of a third-party claim against Landlord, in any way relating to, arising out of, or in connection with, Tenant’s use of the Facility or the Common Areas in violation of this ARTICLE III.

(b)           Landlord shall indemnify, defend, save, and keep Tenant, and Tenant’s Representatives and successors, and assigns, harmless from and against any and all liabilities, obligations, charges, losses, damages, penalties, claims, actions, and expenses, including without limitation, engineers’ and professional fees, imposed on, incurred by, or asserted against Tenant, in each case, as the result of a third-party claim against Tenant, in any way relating to, arising out of, or in connection with, Landlord’s breach of Section 3.4(b).

ARTICLE IV
RENT AND OTHER PAYMENTS

Section 4.1           Rent and Other Payments. Tenant shall pay rent equal to JPY3,354, 167 (exclusive of applicable consumption tax) per month throughout the Term (the “Rent”). If taxes assessed on the Facility or Premises increase considerably or if there is another unanticipated and unavoidable change in circumstance that considerably increases the cost of owning the Facility or Premises, the Parties shall discuss in good faith an appropriate increase in the Rent. In addition, Tenant shall share certain maintenance costs incurred in connection with the Facility, for the items described in Schedule 2 (the “Maintenance Costs”), as well as certain administration fees payable to Toppan Techno Co., Ltd., a subsidiary of Landlord (“Toppan Techno”) (the “Techno Administration Fee”), as set forth below.  The sharing ratio between Tenant and Landlord for both the Maintenance Cost and Techno Administration Fee shall be forty percent (40%) for Tenant and sixty percent (60%) for Landlord (the “Sharing Ratio”). The respective amounts payable for such Rent and Maintenance Costs for the term of this Agreement is set forth in Schedule 3 hereto (“Payment Schedule”).

Section 4.2           Payment of Rent.

(a)           Pursuant to the Payment Schedule, Tenant shall pay the Rent for the period from March 26, 2018 through March 2019 (the “First-Year Rent”) starting in April 2019. Tenant shall pay the First-Year Rent equally in monthly installments over a four-year period, at the same time as it pays Rent that becomes due monthly on and after April 2019, along with interest of 2% per year, calculated on a daily basis. Notwithstanding the previous two sentences, before April of each year of the Term, the Parties shall discuss in good faith whether and to what extent Tenant is able to accelerate the repayment of the First-Year Rent without causing undue harm to its business operations and financial situation, and if the Parties conclude that Tenant is able to accelerate such repayment in light of those factors, Tenant will repay the First-Year Rent at the accelerated schedule agreed by the Parties.

(b)           Pursuant to the Payment Schedule, Tenant shall pay the Rent (including First-Year Rent) for a month in arrears, by the 60th day after the first day of the next month (i.e., the Rent for the month of April is due June 30). Rent due for any period of less than a full month will be appropriately apportioned based on the number of days in that month.

(c)           Interest of 4 % per year, calculated on a daily basis, will be assessed on late payments of the Rent (including First-Year Rent). Pursuant to the Payment Schedule, interest will be payable at the end of every calendar quarter (i.e., interest on Rent that is due but unpaid by the end of July, August, and/or September is due and payable on the last day of September). Notwithstanding the fact that the Term (defined below) commences on the Effective Date, the first payment of interest on late Rent payments, if any, will not come due until the last day of December 2018.

(d)           Tenant will pay consumption tax on the rent in accordance with the payment schedule set forth in Schedule 3. If the Japanese government increases the consumption tax during the Term (as defined in Section 7.1), Schedule 3 will be updated to reflect the increased consumption tax.

Section 4.3           Payment of Shared Cost

(a)           By the 10th Business Day of each month, Landlord shall deliver to Tenant an invoice (a “Landlord Invoice”) setting forth (i) the total amounts of Maintenance Cost and Techno Administration Fee incurred in the previous month and (ii) the amounts to be allocated to Tenant under the Sharing Ratio (the “Shared Cost”), and by the last day of each month, Landlord shall send to Tenant a copy of the invoice sent by Toppan Techno to Landlord for the Techno Administration Fee in the Landlord Invoice described in the first part of this sentence. Within 10 Business Days after Tenant’s receipt of the copy of the Landlord invoice, Tenant shall review the amounts and items described in the invoice for the Shared Costs and notify Landlord of its approval or rejection (together with its request to provide more information or otherwise to modify.)  If approved, Tenant shall pay such amount of the Shared Cost by 60th day after the first day of the next month (i.e., the Rent for the month of April is due June 30) , unless otherwise subject to the payment schedule described in Paragraph (b) below.  A sample form of Landlord Invoice is attached to this Agreement as Schedule 4.

(b)           Notwithstanding of Paragraph (a) above, the payment of the Shared Costs incurred for the period from March 26, 2018 through September 30, 2018 (the “Initial Shared Costs”) shall be deferred until and paid on or before March 31, 2019, in a single installment. Interest of 2% per year, calculated on a daily basis, will accrue on the Initial Shared Costs, from July 1, 2018 until March 31, 2019, inclusive, and such interest shall be deferred until and paid on or before March 31, 2019, in a single installment. Interest of 4 % per year, calculated on a daily basis, will be assessed on late payments of the Shared Costs (including Initial Shared Costs). Interest will be payable at the end of every calendar quarter (i.e., interest on Shared Costs that is due but unpaid by the end of July, August, and/or September is due and payable on the last day of September). Notwithstanding the fact that the Term commences on the Effective Date, the first payment of interest on late Shared Cost payments, if any, will not come due until the last day of December, 2018. Shared Costs due for any period of less than a full month will be appropriately apportioned based on the number of days in that month, and shall be so described in applicable invoice to be prepared by Landlord.

ARTICLE V
MAINTENANCE, REPAIRS, AND ALTERATIONS

Section 5.1           Maintenance by Tenant. Tenant shall at all times during the Term keep the Premises and all fixtures thereof (including electrical, lighting, heating, and plumbing and plumbing fixtures, and any air conditioning systems) in good order, condition, and repair. Tenant shall repair any damages to the structural portions of the Facility attributable to (caused by) Tenant or its Representatives, at its own costs, or request the Landlord to repair the same and reimburse the reasonable costs thereof.

(a)           Maintenance by Landlord. Landlord shall maintain, repair, and replace the structural portions of the Premises. Landlord shall repair and replace plumbing, utility, and/or sewer lines that service the Premises.

Section 5.2           Alterations, Additions, and Improvements.

(a)           Tenant shall not make any alterations, additions, or improvements to the Premises without Landlord’s advance written consent, except for minor non-structural alterations that are not made on the exteriors of the Facility.

(b)           Unless otherwise agreed with Landlord, Tenant shall remove all furniture, personal property, trade fixtures, shelves, bins, and machinery installed by Tenant before the expiration or termination of this Agreement and Tenant shall be responsible for repairing, upon the expiration or termination of this Lease, all damage to the Premises or the Facility caused by the installation or removal of such items.

ARTICLE VI
PAYMENTS AND TAXES

Section 6.1           Payments.

(a)           Tenant shall make all payments due under this Agreement by wire to an account designated by Landlord.

(b)           Subject to and unless otherwise specifically set forth in Article IV with respect to the deferred payments of the First Year Rent and the Shared Cost, interest of 4% per year, calculated on a daily basis from the date the payment was required to be paid to the date of actual payment, will be assessed to any late payment under this Agreement.

Section 6.2           Taxes.

(a)           Rent and other sums payable under this Agreement are exclusive of taxes. Tenant shall be responsible for all sales, use, excise, and value added taxes, and any other similar taxes, duties, and charges of any kind imposed by any Governmental Authority on any amounts payable by Tenant hereunder, other than any taxes imposed on, or with respect to, Landlord’s income, revenues, gross receipts, personnel, or real or personal property, or other assets, and shall pay all Rent and other sums payable hereunder free and clear of all deductions and withholdings whatsoever, unless the deduction or withholding is required by Law. If any deduction or withholding is required by Law, Tenant shall pay to Landlord such sum as will, after the deduction or withholding has been made, leave Landlord with the same amount as it would have been entitled to receive without any such requirement to make a deduction or withholding.

(b)           Tenant shall pay all taxes relating to personal property or other movable property of the Tenant located at the Premises. Landlord shall pay all real estate-related taxes relating to the Premises.

ARTICLE VII
TERM AND TERMINATION

Section 7.1           Term. This Agreement commences on the Effective Date and continues for a term of 2 years, unless terminated earlier pursuant to Section 7.2 (the “Term”). The Parties may extend the Term by mutual consent.

Section 7.2           Early Termination.

(a)           Either Party may terminate this Agreement before the expiration of the Term immediately by giving written notice to the other Party if:

(i)       the other Party materially breaches this Agreement and, if such breach is curable, fails to cure such breach within 30 days after the first Party’s written notice of such breach, except that if the breach is a payment obligation by Tenant, Landlord may terminate this Agreement if Tenant fails to cure the breach within 15 days after Landlord’s written notice of such breach; or

(ii)      the other Party: (1) becomes insolvent; (2) suspends payments or any drafts or checks drawn, issued, or undertaken by Tenant are dishonored, (3) becomes subject, voluntarily or involuntarily, to any bankruptcy, civil rehabilitation, corporate reorganization, or other legal procedure for debt restructuring or work-out (out-of-court procedure for its debts), that is not fully stayed within 30 Business Days or is not dismissed or vacated within 60 Business Days after filing; or (4) is dissolved or liquidated or takes any corporate action for such purpose.

(b)           Landlord may terminate this Agreement before the expiration of the Term immediately upon giving written notice to Tenant if (i) VIA, alone or in combination with its Affiliates, no longer has control (as defined in the definition of Affiliate) of Tenant, or (ii) if the Parties agree, following good-faith discussions, in the event Toppan no longer holds any shares in Tenant.

(c)           If the Premises are totally or substantially destroyed by any cause whatsoever, or if the Facility is substantially destroyed (even though the Premises are not totally or substantially destroyed), this Agreement will terminate on the date the destruction occurred.

(d)           Tenant may terminate this Agreement with 6 months’ advance written notice based on mutual agreement after good-faith discussions.

Section 7.3           Surrender of the Premises. Upon the expiration or other termination of this Agreement, Tenant shall vacate and surrender the Premises vacant, removing all alteration, additions, and improvements made by Tenant to the Premises and, unless agreed otherwise in writing by the Parties, restore the Premises to their original condition. If Tenant fails to restore the Premises to such condition, Landlord may restore the Premises, equipment, and fixtures to such condition and Tenant shall pay the cost thereof upon demand. All of Tenant’s personal property, furniture, trade fixtures, and machinery not removed from the Premises when Tenant leaves the Premises upon the expiration or other termination of this Agreement will be deemed to have been abandoned by Tenant and Landlord may require Tenant to remove such personal property, furniture, trade fixtures, and machinery at Tenant’s expense or Landlord may have such property removed at Tenant’s expense.

Section 7.4           Holding Over. Any holding over by Tenant after the expiration or termination of this Agreement, by lapse of time or otherwise, will not operate to extend or renew this Agreement except by the express mutual written agreement between the Parties. If Tenant fails to perform its obligations under Section 7.3, Tenant shall pay Rent until Tenant has completely vacated the Premises (including the removal of all of Tenant’s personal property, furniture, trade fixtures, and machinery from the Premises).

Section 7.5           Survival. The rights and obligations of the parties set forth in this Section 7.5 and in ARTICLE I (Definitions), Section 3.6 (Indemnification), Section 7.3 (Surrender of the Premises), Section 7.4 (Holding Over)and ARTICLE VIII (Miscellaneous), and any right, obligation, or required performance of the parties in this Agreement which, by its express terms or nature and context is intended to survive termination or expiration of this Agreement, shall survive any such termination or expiration.

ARTICLE VIII
MISCELLANEOUS

Section 8.1           Confidentiality. Each Party agrees not to disclose the contents of this Agreement or the other Party’s Confidential Information without the other Party’s advance written consent. “Confidential Information” of a Party means all non-public or sensitive or proprietary information about or of that Party but does not include information (a) that has become publicly known through no breach by either Party of its confidentiality obligations hereunder, (b) that is independently and lawfully developed or obtained by a Party without access to the other Party’s Confidential Information, (c) is or becomes available to a Party on a non-confidential basis from a third Person, on condition that that third Person is not and was not prohibited from disclosing that information, or (d) that was known by or in the possession of a Party before the disclosure of that information to that Party pursuant to this Agreement, on condition that, in the case of each of (a) through (d), the Party seeking to disclose such information has the burden of demonstrating that it is not Confidential Information; provided, however, each Party may disclose such Confidential Information to its Affiliates, in each case on a need-to-know basis for the purpose of facilitating the performance of this Agreement, on condition that the Party making such disclosure cause its Affiliates that have received any Confidential Information of the other Party to comply with this provision and that the disclosing Party be responsible for any act by such Affiliates that would constitute a breach of this provision had the act been undertaken by the disclosing Party. A Party may disclose Confidential Information of the other Party if required pursuant to applicable law, regulation or a valid order issued by a court or governmental agency of competent jurisdiction, on condition that the Party first make commercially reasonable efforts to provide the other Party (i) prompt written notice of such requirement so that the other Party may seek, at its sole cost and expense, a protective order or other remedy, and (ii) reasonable assistance, at the other Party’s sole cost and expense, in opposing such disclosure or seeking a protective order or other limitations on disclosure.

Section 8.2           Independent Contractors. The relationship between the Parties is that of independent contractors. Nothing contained in this Agreement is to be construed as creating any agency, partnership, joint venture, or other form of joint enterprise, employment, or fiduciary relationship between the Parties and neither Party has the authority to contract for or bind the other Party in any manner whatsoever.

Section 8.3           Expenses. Except as otherwise expressly provided herein, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby will be paid by the Party incurring such costs and expenses.

Section 8.4           Further Assurances. In connection with this Agreement and the transactions contemplated hereby, each Party shall, at the request of the other Party, execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be required to carry out the provisions hereof and give effect to the transactions contemplated hereby.

Section 8.5           Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder must be in writing and will be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) on the date sent by e-mail of a PDF document, if sent during the recipient’s normal business hours, and on the next Business Day, if sent after the recipient’s normal business hours, on condition that the communication sent by e-mail is also sent by certified or registered mail, return receipt requested, postage prepaid; or (c) if sent internationally, on the fifth day, and if sent within Japan, on the second day, after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the Parties at the following addresses (or at such other address for a Party of which that Party notifies the other Party in accordance with this Section 8.5):

If to Landlord:

Toppan Printing Co., Ltd.
Toppan Shibaura Bldg., 3-19-26 Shibaura,
Minato-ku, Tokyo 108-8539E-mail: teruo.ninomiya@toppan.co.jp,
kentaro.kitaoka@toppan.co.jp
Attention: Teruo Ninomiya and Kentaro Kitaoka

With a copy to (which will not constitute notice):	southgate (registered association) Pacific Square Kudan-Minami, 7th Fl 2-4-11 Kudan-Minami, Chiyoda-ku, Tokyo 102-0074 E-mail: emarcks@southgate-law.com Attention: Eric Marcks
If to Tenant:	VTS-TOUCHSENSOR CO., LTD. 1101-20, Myohoji-cho, Higashiomi Shiga, 527-0046 Japan E-mail: JWoerle@via-optronics.com Attention: Dr. Jasmin Wörle
With a copy to (which will not constitute notice):

VIA optronics GmbH
Sieboldstr. 18, 90411 Nurnberg
E-mail: CAlbert@via-optronics.com
Attention: Christine Albert

Jones Day
Kamiyacho Prime Place
1-17, Toranomon 4-chome
Minato-ku, Tokyo 105-0001, JAPAN
E-mail: mushijima@jonesday.com
Attention: Makiko Ushijima

Section 8.6           Headings. The headings in this Agreement are for reference only and do not affect its interpretation.

Section 8.7           Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, that invalidity, illegality or unenforceability will not affect any other term or provision of this Agreement or invalidate or render unenforceable that term or provision in any other jurisdiction. Upon determination that any term or other provision is invalid, illegal or unenforceable, the Parties shall negotiate in good faith to modify this Agreement so as to effect the Parties’ original intent as closely as possible in a mutually acceptable manner so that the transactions contemplated hereby may be consummated as originally contemplated to the greatest extent possible.

Section 8.8           Entire Agreement. This Agreement and the Framework Agreement constitute the sole and entire agreement of the Parties with respect to the subject matter contained herein and supersede all prior and contemporaneous understandings, agreements, representations and warranties, both written and oral, with respect to this subject matter.

Section 8.9           Successors and Assigns; Assignment. This Agreement is binding upon and will inure to the benefit of the parties and their respective successors and permitted assigns. Neither Party shall assign its rights or obligations hereunder without the advance written consent of the other Party, which consent must not be unreasonably withheld or delayed by either Party. No assignment will relieve the assigning Party of any of its obligations hereunder.

Section 8.10        No Third-party Beneficiaries. This Agreement is for the sole benefit of the Parties (and their respective heirs, executors, administrators, successors and assigns) and nothing herein, express or implied, is intended to or will confer upon any other Person, any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 8.11        Amendment and Modification; Waiver. This Agreement may be amended, modified or supplemented only by an agreement in writing signed by each Party. No waiver by either Party of any of the provisions hereof will be effective unless explicitly set forth in writing and signed by that Party. No waiver by either Party will be, or will be construed as, a waiver in respect of any failure, breach or default not expressly identified by that written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement will be, or will be construed as, a waiver thereof; nor will any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

Section 8.12        Governing Law; Dispute Resolution.

(a)           This Agreement is governed by and to be construed in accordance with the laws of Japan without giving effect to any choice or conflict of law provision or rule.

(b)           The Parties shall endeavor to resolve any dispute, controversy or difference arising out of, in connection with, or related to this Agreement (a “Dispute”) through good-faith negotiations. If a Dispute is not settled within 20 days after the receipt by a Party of a written request for negotiation under this Section 8.12(b), the Dispute will be referred for consideration by the Parties’ senior officers. The senior officers will have full authority to settle the Dispute.

(c)           If the senior officers are unable to resolve the Dispute within 20 days after the receipt by a Party of a written request for consideration of the Dispute by senior officers under Section 8.12(b), the Parties shall submit the Dispute to arbitration in Tokyo in accordance with the Commercial Arbitration Rules of the Japan Commercial Arbitration Association for final settlement. The Parties shall appoint three arbitrators in accordance with the rules and shall conduct the arbitration in English.  The decision by the arbitration tribunal will be final and binding on the Parties and may be approved of or entered in (or otherwise be granted enforceability through necessary procedures by) any court having jurisdiction. The Parties consent to consolidation by the Japan Commercial Arbitration Association of arbitral proceedings initiated under this Agreement with arbitration proceedings initiated under the Framework Agreement.

Section 8.13        Specific Performance. The Parties agree that irreparable damage will occur if any provision of this Agreement is not performed in accordance with its terms and that the Parties are entitled to specific performance of its terms, in addition to any other remedy to which they are entitled at law or in equity.

Section 8.14        Attorneys’ Fees. If any action at law or in equity is necessary to enforce or interpret the terms of the Agreement, the prevailing Party will be entitled to reasonable attorneys’ fees, costs and necessary disbursements in addition to any other relief to which that Party may be entitled.

Section 8.15        Counterparts. This Agreement may be executed in counterparts, each of which will be deemed an original, but all of which together will be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission will be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties execute this Satte Facility Lease Agreement on the date stated in the introductory clause.

Toppan Printing Co., Ltd.

By:	/s/ Teruo Ninomiya
Name: Teruo Ninomiya
Title: Senior General Manager

IN WITNESS WHEREOF, the Parties execute this Satte Facility Lease Agreement on the date stated in the introductory clause.

VTS-TOUCHSENSOR CO., LTD.

By:	/s/ Dr. Jasmin Wörle
Name: Dr. Jasmin Wörle
Title: Representative Director